SUPPLEMENTARY AGREEMENT
                                       FOR
                            STOCK PURCHASE AGREEMENT

WHEREAS Guilian li (ID:110103196312121002), and Ziyang Zong (ID:132429197110271811) (the "Purchaser") and Kiwa Bio-Tech Products Group Corporation (the "Company") entered into the Stock Purchase Agreement (the "Agreement") as of March 10, 2006, pursuant to which the Purchasers shall deliver to the Company 30% of total Purchase Price of RMB6,000,000 (approximately $750,000) in 10 days from the effective date of this Agreement, and the balance shall be paid to the Company in 20 days from the effective date of this Agreement, and immediately upon full payment, the Company shall deliver to the Purchasers certificates evidencing the Shares issued in the name of the Purchasers.


And whereas as of April 13, 2006, the Purchasers actually delivered part of purchase price, amounted to $350,000, and the balance is still outstanding, it is agreed to sign this supplementary agreement to confirm the term as follows:


The Purchasers agree to settle the balance of purchase price under the Agreement not later than April 30, 2006, and the Company agrees such amendment of payment term.


All other terms of the Agreement are enforceable for both of the Purchasers and the Company.


PURCHASERS:
BY: Guilian li and Ziyang Zong
    ---------------------------------
Title:


The Company:
BY: Wei Li
    ---------------------------------
Title: Chairman and CEO


April 13, 2006